EXHIBIT 11 - STATMENT RE: COMPUTATION OF PER SHARE EARNINGS

					YEAR ENDED JULY 31,
				1995              1994               1993
					(AMOUNTS IN THOUSANDS,
					EXCEPT PER SHARE DATA)
PRIMARY
AVERAGE SHARES OUTSTANDING     10,736            10,797             10,884
INCOME FROM CONTINUING
OPERATIONS                     $4,863            $7,884             $1,062
NET INCOME/(LOSS)              $4,863            $7,884            $(1,006)
PER SHARE AMOUNTS:
INCOME FROM CONTINUING
OPERATIONS                       $.45             $0.73              $0.10
NET INCOME/(LOSS)                $.45             $0.73             $(0.09)
FULLY DILUTED
AVERAGE SHARES OUTSTANDING     10,736            10,797             10,884
ASSUMED CONVERSION OF
CONVERTIBLE DEBENTURES         11,821            11,822             11,542
  TOTAL                        22,557            22,619             22,426
INCOME FROM CONTINUING
OPERATIONS                     $4,863            $7,884             $1,062
ADD CONVERTIBLE DEBENTURES
INTEREST AND AMORTIZATION
OF DEFERRED CHARGES, NET
OF INCOME TAXES                 4,670             4,373              4,796
  TOTAL                        $9,533           $12,257             $5,858
NET INCOME/(LOSS)              $4,863            $7,884            $(1,006)
ADD CONVERTIBLE DEBENTURES
INTEREST AND AMORTIZATION
OF DEFERRED CHARGES, NET
OF INCOME TAXES                 4,670             4,373              4,796
  TOTAL                        $9,533           $12,257             $3,790
PER SHARE AMOUNTS:
INCOME FROM CONTINUING
OPERATIONS                       $.42              $.54               $.26
NET INCOME                       $.42              $.54               $.17